ETF Opportunities Trust 485BPOS

Exhibit 99.(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2024, relating to the financial statements and financial highlights of Applied Finance Valuation Large Cap ETF, a series of ETF Opportunities Trust, for the year ended December 31, 2023, and to the references to our firm under the headings “Fund Services Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 26, 2024

C O H E N  &  C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board